EXHIBIT 2.1

                             Resignation of Director

Please be advised of my resignation as a director and officer of Master Distribution Systems, Inc. and President of IG Wizard, Inc. effective Maonday, March 14, 2005.

Dated: this 14th day of March, 2005


/s/Mike Boyle
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   Mike Boyle